Mail Stop 4628

                                                          October 5, 2018

Via E-Mail
William M. Moore
Chief Executive Officer
Iridex Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043

       Re:    Iridex Corporation
              Form 10-K for the Fiscal Year Ended December 30, 2017 Filed March 14, 2018
              File No. 0-27598

Dear Mr. Moore:

        We refer you to our comment letter dated August 30, 2018 regarding business contacts with Syria and Sudan. We have completed our review of this subject matter. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Cecilia Blye

                                                          Cecilia Blye, Chief
                                                          Office of Global
Security Risk

cc:    Amanda Ravitz
       Assistant Director